UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)             August 1, 2005

Clarient, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22677	75-2649072
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

33171 Paseo Cerveza, San Juan Capistrano, CA		92675
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code            (949) 443-3355

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement

On August 1, 2005, the Company amended its current $5.5 million revolving line of credit agreement by entering into the Waiver and Fifth Amendment to Loan Agreement with Comerica Bank.  The only material change to the arrangement was to increase the borrowing from $5.5 million to $8.5 million.  The borrowings under the line of credit will be used for working capital purposes and to provide a $3.0 million stand-by letter of credit to be provided to the landlord of our new lease facility and will bear interest at Comerica’s prime rate minus 0.5%. The Company will pay Safeguard a periodic commitment fee of $15,000 and issue a warrant to purchase 50,000 shares of common stock for an exercise price of $2.00 per share as additional consideration for Safeguard’s guarantee of the increased amount.  Other terms of the arrangement including rate of interest and payment terms remain the same.  As of July 31, 2005, the Company had $2.0 million outstanding on this line of credit.

The information set forth above is qualified in its entirety by reference to the Waiver and Fifth Amendment to Loan Agreement, the Second Amended and Restated Unconditional Guaranty, the Reimbursement and Indemnity Agreement and the Warrant which are attached hereto as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively, and are incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired.  Not applicable.

(b)           Pro Forma Financial Information.  Not applicable.

(c)           Exhibits.

Exhibit No.	Description
99.1	Waiver and Fifth Amendment to Loan Agreement dated August 1, 2005 by and between Comerica Bank and Clarient, Inc.
99.2	Second Amended and Restated Unconditional Guaranty dated August 1, 2005, to Comerica Bank provided by Safeguard Delaware, Inc and Safeguard Scientifics (Delaware), Inc.
99.3	Reimbursement and Indemnity Agreement dated August 1, 2005, by Clarient, Inc in favor of Safeguard Delaware, Inc and Safeguard Scientifics (Delaware), Inc.
99.4	Warrant to purchase 50,000 shares of Common Stock dated August 1, 2005 issued to Safeguard Scientifics (Delaware), Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clarient, Inc.

Date: August 4, 2005	By:	STEPHEN T.D. DIXON
		Name:	Stephen T.D. Dixon
		Title:	Executive Vice President and
Chief Financial Officer